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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            -------------------


                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934


                               -------------

                             (Amendment No. 6)

                           DYNATECH CORPORATION

- --------------------------------------------------------------------------
                             (Name of Issuer)
      Common Stock, par value
           $.20 per share                           268138104

- -----------------------------------   -----------------------------------
   (Title of class of securities)                (CUSIP number)

                           David E. Zeltner, Esq.
                           Weil, Gotshal & Manges
                             767 Fifth Avenue
                            New York, NY  10153
                              (212) 310-8000
- --------------------------------------------------------------------------
    (Name, address and telephone number of person authorized to receive notices and communications)

                            September 29, 1994
- --------------------------------------------------------------------------
          (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the
following box   [_].


Check the following box if a fee is being paid with the statement   [_].


(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


Note: When filing this statement in paper format, six copies of this statement, including exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.
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 CUSIP No. 268138104                     13D


     1     NAME OF REPORTING PERSON:    The SC Fundamental Value Fund,
                                        L.P.

           S.S. OR I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON:

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a) [x]
                                                                   (b) [_]

     3     SEC USE ONLY

     4     SOURCE OF FUNDS:  not applicable

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS             [_]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):

     6     CITIZENSHIP OR PLACE OF      Delaware
           ORGANIZATION:

    NUMBER OF     7   SOLE VOTING POWER:       611,100
     SHARES
  BENEFICIALLY    8   SHARED VOTING POWER:     0
    OWNED BY
      EACH        9   SOLE DISPOSITIVE POWER:  611,100
    REPORTING
   PERSON WITH   10   SHARED DISPOSITIVE       0
                      POWER:

    11     AGGREGATE AMOUNT BENEFICIALLY       611,100
           OWNED BY REPORTING PERSON:

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)               [_]
           EXCLUDES CERTAIN SHARES:

    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  6.6%

    14     TYPE OF REPORTING PERSON:    PN
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


 CUSIP No. 268138104                     13D


     1     NAME OF REPORTING PERSON:    SC Fundamental Value BVI, Ltd.

           S.S. OR I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON:

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a) [x]
                                                                   (b) [_]

     3     SEC USE ONLY

     4     SOURCE OF FUNDS:  not applicable

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS             [_]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):

     6     CITIZENSHIP OR PLACE OF      British Virgin Islands
           ORGANIZATION:


    NUMBER OF     7   SOLE VOTING POWER:       0
     SHARES
  BENEFICIALLY    8   SHARED VOTING POWER:     276,200
    OWNED BY
      EACH        9   SOLE DISPOSITIVE POWER:  0
    REPORTING
   PERSON WITH   10   SHARED DISPOSITIVE       276,200
                      POWER:

    11     AGGREGATE AMOUNT BENEFICIALLY       276,200
           OWNED BY REPORTING PERSON:

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)               [_]
           EXCLUDES CERTAIN SHARES:

    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  3.0%

    14     TYPE OF REPORTING PERSON:    CO
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


 CUSIP No. 268138104                     13D


     1     NAME OF REPORTING PERSON:    SC-BVI Partners

           S.S. OR I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON:

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a) [x]
                                                                   (b) [_]

     3     SEC USE ONLY

     4     SOURCE OF FUNDS:  not applicable

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS             [_]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):

     6     CITIZENSHIP OR PLACE OF      Delaware
           ORGANIZATION:

    NUMBER OF     7   SOLE VOTING POWER:       0
     SHARES
  BENEFICIALLY    8   SHARED VOTING POWER:     276,200
    OWNED BY
      EACH        9   SOLE DISPOSITIVE POWER:  0
    REPORTING
   PERSON WITH   10   SHARED DISPOSITIVE       276,200
                      POWER:

    11     AGGREGATE AMOUNT BENEFICIALLY       276,200
           OWNED BY REPORTING PERSON:

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)               [_]
           EXCLUDES CERTAIN SHARES:

    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  3.0%

    14     TYPE OF REPORTING PERSON:    PN

 CUSIP No. 268138104                     13D


     1     NAME OF REPORTING PERSON:    SC Fundamental Value BVI, Inc.

           S.S. OR I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON:

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a) [x]
                                                                   (b) [_]

     3     SEC USE ONLY

     4     SOURCE OF FUNDS:  not applicable

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS             [_]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):

     6     CITIZENSHIP OR PLACE OF      Delaware
           ORGANIZATION:

    NUMBER OF     7   SOLE VOTING POWER:       0
     SHARES
  BENEFICIALLY    8   SHARED VOTING POWER:     276,200
    OWNED BY
      EACH        9   SOLE DISPOSITIVE POWER:  0
    REPORTING
   PERSON WITH   10   SHARED DISPOSITIVE       276,200
                      POWER:

    11     AGGREGATE AMOUNT BENEFICIALLY       276,200
           OWNED BY REPORTING PERSON:

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)               [_]
           EXCLUDES CERTAIN SHARES:

    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  3.0%

    14     TYPE OF REPORTING PERSON:    CO

 CUSIP No. 268138104                     13D


     1     NAME OF REPORTING PERSON:    SC Fundamental Inc.

           S.S. OR I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON:

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a) [x]
                                                                   (b) [_]

     3     SEC USE ONLY

     4     SOURCE OF FUNDS:  not applicable

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS             [_]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):

     6     CITIZENSHIP OR PLACE OF      0
           ORGANIZATION:

    NUMBER OF     7   SOLE VOTING POWER:       611,100
     SHARES
  BENEFICIALLY    8   SHARED VOTING POWER:     0
    OWNED BY
      EACH        9   SOLE DISPOSITIVE POWER:  611,100
    REPORTING
   PERSON WITH   10   SHARED DISPOSITIVE       611,100
                      POWER:

    11     AGGREGATE AMOUNT BENEFICIALLY
           OWNED BY REPORTING PERSON:

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)               [_]
           EXCLUDES CERTAIN SHARES:

    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  6.6%

    14     TYPE OF REPORTING PERSON:    CO

 CUSIP No. 268138104                     13D


     1     NAME OF REPORTING PERSON:    Gary N. Siegler

           S.S. OR I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON:

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a) [_]
                                                                   (b) [x]

     3     SEC USE ONLY

     4     SOURCE OF FUNDS:  not applicable

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS             [_]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):

     6     CITIZENSHIP OR PLACE OF      United States
           ORGANIZATION:

    NUMBER OF     7   SOLE VOTING POWER:       0
     SHARES
  BENEFICIALLY    8   SHARED VOTING POWER:     887,300
    OWNED BY
      EACH        9   SOLE DISPOSITIVE POWER:  0
    REPORTING
   PERSON WITH   10   SHARED DISPOSITIVE       887,300
                      POWER:

    11     AGGREGATE AMOUNT BENEFICIALLY       887,300
           OWNED BY REPORTING PERSON:

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)               [_]
           EXCLUDES CERTAIN SHARES:

    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.5%

    14     TYPE OF REPORTING PERSON:    IN

 CUSIP No. 268138104                     13D


     1     NAME OF REPORTING PERSON:    Peter M. Collery

           S.S. OR I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON:

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a) [_]
                                                                   (b) [x]

     3     SEC USE ONLY

     4     SOURCE OF FUNDS:  not applicable

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS             [_]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):

     6     CITIZENSHIP OR PLACE OF      United States
           ORGANIZATION:

    NUMBER OF     7   SOLE VOTING POWER:       0
     SHARES
  BENEFICIALLY    8   SHARED VOTING POWER:     887,300
    OWNED BY
      EACH        9   SOLE DISPOSITIVE POWER:  0
    REPORTING
   PERSON WITH   10   SHARED DISPOSITIVE       887,300
                      POWER:

    11     AGGREGATE AMOUNT BENEFICIALLY       887,300
           OWNED BY REPORTING PERSON:

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)               [_]
           EXCLUDES CERTAIN SHARES:

    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.5%

    14     TYPE OF REPORTING PERSON:    IN
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




                              13D - Amendment No. 6

               The Reporting Persons, consisting of the SC Fundamental Value Fund, L.P., SC Fundamental Inc., SC Fundamental Value BVI, Ltd., SC-BVI Partners, SC Fundamental Value BVI, Inc., Gary N. Siegler and Peter M. Collery amend their statement on Schedule 13D relating to the common stock, par value $.20 per share, of Dynatech Corporation as set forth herein. Unless otherwise indicated, capitalized terms contained herein shall have the meaning ascribed to them in Reporting Persons' prior statements on Schedule 13D.

     Item 4.  Purpose of Transaction

               On September 29, 1994, Reporting Persons sent a letter to the Board of Directors of Dynatech Corporation. A copy of the Letter is attached hereto as Exhibit 7.

     Item 7.  Material to be Filed as Exhibits

     Exhibit 7 -    Letter from the Reporting Persons to the Board of
                    Directors of Dynatech Corporation, dated September 29,
                    1994.

                                   SIGNATURES

               After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13D concerning the common stock, par value $.20 per share, of Dynatech Corporation, a Delaware corporation, is true, complete and correct:

     Date:  September 29, 1994

                         THE SC FUNDAMENTAL VALUE FUND, L.P.

                         By: SC Fundamental Inc.
                         Its: General Partner

                         By: /s/ Peter M. Collery
                             Peter M. Collery
                         Its:      Vice President

                         SC FUNDAMENTAL VALUE BVI, LTD.

                         By: /s/ Anthony Stocks
                             Anthony Stocks
                         Its:      Director

                         SC-BVI PARTNERS

                         By: SC Fundamental Value BVI, Inc.
                         Its:      General Partner

                         By: /s/ Peter M. Collery
                             Peter M. Collery
                         Its:      Vice President

                         SC FUNDAMENTAL INC.
                         SC FUNDAMENTAL VALUE BVI, INC.

                         Both by: /s/ Peter M. Collery
                             Peter M. Collery
                         Its:      Vice President


                         /s/ Peter M. Collery
                             Peter M. Collery

                         /s/ Gary N. Siegler
                             Gary N. Siegler

























     NYFS10...:\80\99980\0025\1196\SCH92894.Y20
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                                  Exhibit Index
                                  -------------


     EXHIBIT 7    Correspondence with Dynatech Corporation